                                                                    EXHIBIT 99.1


PRESS RELEASE                                          TRADED:  NYSE
FOR IMMEDIATE RELEASE                                  SYMBOL:  ELK


FOR FURTHER INFORMATION:

Richard J. Rosebery                                    Harold R. Beattie, Jr.
Vice Chairman, Chief Financial                         Vice President - Finance
and Administrative Officer                             and Treasurer
(972) 851-0510                                         (972) 851-0523


                 ELCOR REPORTS FISCAL 2001 THIRD QUARTER RESULTS

DALLAS, TEXAS, April 19, 2001 . . . . Elcor Corporation today reported lower year-over-year results for its fiscal 2001 third quarter ending March 31, 2001. Net income was $937,000, or $0.05 per diluted share, compared to $6,211,000, or $0.31 per diluted share, in the year-ago quarter. Sales were $76,063,000, versus $90,448,000, in the comparable quarter last year.

For the nine months ending March 31, 2001, net income was $6,886,000, or $0.35 per diluted share, on sales of $230,884,000, compared to net income of $23,691,000, or $1.18 per diluted share, on sales of $267,973,000 in the same period last year.

Thomas D. Karol, Elcor's new President and Chief Executive Officer, said, "Our adverse results compared to last year, and lower short-term earnings expectations are primarily a result of weak demand for our roofing products and the impact of start-up related losses associated with our new Myerstown facility. We expect similar dynamics in our fiscal fourth quarter. However, the Myerstown plant implements Elk's North American strategy, which opens many opportunities to service national markets, including the builder segment which was previously limited by our lack of sufficient capacity.

"We expect this new production capability, significant new marketing and product initiatives, long term raw material cost reduction agreements, and new commercial activity in our nonwoven business to improve results as we round the corner in fiscal year 2002.

"As indicated in our press release of March 15, 2001, Cybershield's results during the quarter were negatively affected by the significant reduction in the production of telecommunications equipment as the industry focused on reducing inventories in response to slowing end-user demand. New sales and marketing strategies have


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

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 2


opened additional markets which have resulted in new business. As inventories work themselves through the pipeline and demand improves, the additional business plus the modest cycle improvement should yield better results.

"In our Industrial Products segment, Chromium Corporation continued its turnaround and was consistently profitable during the quarter. Ortloff Engineers substantially completed negotiations on several new technology licensing opportunities during the quarter; however, definitive contracts had not been executed by quarter-end. If recognition of these expected patent license fees had not been delayed, Elcor would have met consensus earnings estimates of $0.07 per share for the quarter. Ortloff's current licensing prospects should have a favorable impact on fiscal 2002 results," he concluded.

ROOFING PRODUCTS: SEVERAL FACTORS CONTINUE TO DEPRESS RESULTS
Elk's roofing products sales were $65,693,000 in this year's third quarter, compared to $80,479,000 in the record year-ago quarter. Its operating profits were $3,908,000, compared to $13,271,000 in the record quarter last year. Last year's March quarter results included $1,700,000 of nonrecurring revenue and operating profits from business interruption insurance adjustments.

Over one-third of the remaining revenue variance was a result of lower sales of nonwoven fiberglass mat to other roofing manufacturers, and the balance was primarily a result of lower shingle sales. The company has targeted several new roofing and non-roofing related opportunities for its nonwoven products to improve utilization of its capacity. Our own patented VersaShield(R) fire and moisture retardant underlayment products will also utilize more of this capacity as that product line is rolled out in fiscal 2002.

Operating profits were significantly below the record year-ago level, primarily as a result of the same factors affecting sales, plus increased raw material costs, and marketing, sales and overhead costs related to the new Myerstown, Pennsylvania laminated shingle plant. Despite limited availability, Elk Prestique brand shingles have been voted the number 1 brand four years in a row in a survey of home builders by Builder Magazine.

The new Myerstown plant commenced limited operations during the December quarter of this fiscal year. This plant increases Elk's overall capacity by 38% and positions Elk to provide excellent Prestique products designed to provide improved performance in northern climates. Also, Elk is now positioned to provide excellent service to an expanded distribution network in the northern markets, as well as reducing transportation costs to serve these markets.


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

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 3


ELECTRONICS MANUFACTURING SERVICES: CYBERSHIELD'S RESULTS ARE ADVERSELY AFFECTED BY A SIGNIFICANT SLOWDOWN IN THE WIRELESS TELECOMMUNICATIONS INDUSTRY Cybershield's lower sales of $6,820,000 compared to $7,743,000, and operating profits of $556,000 compared to $1,069,000, in the year-ago third quarter. Its operating results during the quarter were adversely affected by an abrupt and significant reduction in requirements as its customers sharply curtailed production to reduce inventory levels to better match sharply lower demand and anticipated growth rates.

INDUSTRIAL PRODUCTS: SIGNIFICANT TURNAROUND IN OPERATIONS ACHIEVED
The Industrial Products segment had higher sales of $3,520,000, compared to $2,186,000, and an operating loss of $171,000, compared to an operating loss of $2,431,000, in the year-ago quarter. Significantly improved results were due primarily to Chromium Corporation's turnaround after consolidating all manufacturing operations into its Cleveland, Ohio facility. Chromium was consistently profitable during the quarter. Ortloff Engineers recorded an operating loss as a result of less than expected technology license fees during the quarter. However, Ortloff Engineers substantially completed negotiations during the quarter for some new technology licensing opportunities that should benefit subsequent quarters.

FINANCIAL POSITION
For the nine months ending March 31, 2001, the company used $3.3 million of cash and a $39.4 million increase in long-term debt to fund the net investments in working capital and property, plant and equipment, plus dividends and share repurchases. Approximately $23.0 million of net investments in property, plant and equipment were related to Elk's new Myerstown laminated shingle roofing plant, and the balance funded improvements at other plants.

Elcor ended the third quarter with $60.8 million of inventory, compared to $35.0 million at the end of the year-ago quarter when roofing product inventories were significantly below desired levels. Compared to the year-ago quarter, asphalt shingle inventories increased on both a unit and cost per unit basis, and as a result of building a base level inventory at the new Myerstown roofing plant. Nonwoven fiberglass mat inventories also increased. It has been management's strategy to enter the roofing season with ample roofing inventories in order to take full advantage of a potential rebound in the roofing market. At March 31, 2001, Elk's unit shingle inventories represented about 42 days of Elk's current effective manufacturing capacity.

At March 31, 2001, the company had $130.7 million of long-term debt, $161.0 million of shareholders' equity and $291.7 million of total capital. Long-term debt, as a percent of total capital, increased to almost 45% from 36% last year. March 31 typically represents the seasonal high point of Elcor's borrowings.


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

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 4


OUTLOOK
Mr. Karol said, "We continue to remain cautiously optimistic that our roofing business is poised for recovery. The heavy winter and spring rains experienced in many parts of the country and the unusually harsh winter weather experienced in the Northern regions should result in increased roofing demand as we move into the roofing season, which would benefit both our shingle and mat businesses. We are also optimistic that the industry's manufacturing capacity has tightened by a competitor's permanent closure of three roofing plants and a reduced level of production at some other plants this winter. Also, we do not face the same financial challenges that several of our competitors are experiencing. Recently, most of the major roofing manufacturers have implemented modest price increases. Asphalt raw material prices have stabilized, and in some cases are falling moderately. We believe that our winter sales program was successful and that Elk's Prestique premium laminated shingle line is well stocked in distribution channels as we move into the roofing season. Finally, our new Myerstown plant provides the productive capacity to position Elk to fully participate in any market recovery and to expand Elk's product development efforts. Historically, our roofing businesses have demonstrated very significant operating leverage, which should become apparent when industry conditions improve. Coupled with major initiatives to debut in fiscal 2002, the company is optimistic about being able to improve results.

"Cybershield's sales growth and operating margins will continue under pressure until inventories in the wireless telecommunications industry are reduced to a more appropriate level in relation to current demand. We cannot presently predict the duration of this correction with any degree of confidence.

"Primarily as a result of the current uncertain timing of market cycles for Cybershield and our roofing business, we are reducing our earnings guidance for the full fiscal year ending June 30, 2001 to the range of $.40 to $.50 per diluted share. If our roofing markets improve from current levels during the June quarter, then earnings per share should increase from the lower end of this range.

"Our current results are unacceptable and our shareholders should have confidence that we are looking carefully at every aspect of our company to reposition ourselves to exceed your expectations. Despite our disappointing performance, the substantial investments we have made in our roofing and electronics manufacturing services businesses will allow the company to take advantage of our technology and marketing capabilities to increase our return on shareholders equity in the years ahead. Our company has significant opportunities to increase performance. Now it is up to us to take advantage of these opportunities for the benefit of all of our stakeholders," he concluded.


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

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 5

CORPORATE QUARTERLY EARNINGS CONFERENCE CALL
Elcor's quarterly earnings conference call for the quarter ended March 31, 2001, will be held tomorrow, Friday, April 20, 2001, at 11:00 a.m. Eastern time (10:00 a.m. Central time). The conference call will be broadcast live over the Internet. Interested parties can access the conference call through the Elcor Website at www.elcor.com (Investor Relations / Calls & Presentations) or by visiting www.prnewswire.com.

SAFE HARBOR PROVISIONS
In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Form 10-K for the fiscal year ending June 30, 2000, and subsequent Forms 8-K and 10-Q.

                                   ----------

Elcor, through its subsidiaries, manufactures roofing products and industrial products, and provides electronics manufacturing services. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing products facilities are located in Tuscaloosa, Alabama; Shafter, California; Myerstown, Pennsylvania; Dallas and Ennis, Texas. Its electronics manufacturing services facilities are located in Canton, Georgia; Dallas and Lufkin, Texas; and its industrial products facilities are located in Cleveland, Ohio and Midland, Texas.


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

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 6

CONDENSED RESULTS OF OPERATIONS
(Unaudited, $ in thousands except per share data)

                                                                                                              Trailing
                                               Three Months Ended            Nine Months Ended           Twelve Months Ended
                                                    March 31,                    March 31,                   March 31,
                                               2001          2000           2001          2000           2001          2000
                                             ---------     ---------      ---------     ---------      ---------     ---------
SALES                                        $  76,063     $  90,448      $ 230,884     $ 267,973      $ 313,186     $ 358,045
                                             ---------     ---------      ---------     ---------      ---------     ---------

COSTS AND EXPENSES:
       Cost of sales                            61,993        70,607        182,237       201,023        243,731       268,187
       Selling, general & administrative        11,665        10,002         35,652        29,352         45,999        40,069
       Interest expense and other, net             903           239          2,031           760          2,433         1,267
       Gain from involuntary conversion              0          (403)             0        (1,292)             0        (1,292)
                                             ---------     ---------      ---------     ---------      ---------     ---------

Total Costs and Expenses                        74,561        80,445        219,920       229,843        292,163       308,231
                                             ---------     ---------      ---------     ---------      ---------     ---------

INCOME BEFORE INCOME TAXES                       1,502        10,003         10,964        38,130         21,023        49,814

Provision for income taxes                         565         3,792          4,078        14,439          7,896        17,493
                                             ---------     ---------      ---------     ---------      ---------     ---------

NET INCOME                                   $     937     $   6,211      $   6,886     $  23,691      $  13,127     $  32,321
                                             =========     =========      =========     =========      =========     =========

INCOME PER COMMON SHARE-BASIC                $    0.05     $    0.32      $    0.36     $    1.21      $    0.67     $    1.65
                                             =========     =========      =========     =========      =========     =========

INCOME PER COMMON SHARE-DILUTED              $    0.05     $    0.31      $    0.35     $    1.18      $    0.66     $    1.61
                                             =========     =========      =========     =========      =========     =========

AVERAGE COMMON SHARES OUTSTANDING
    Basic                                       19,220        19,603         19,353        19,565         19,514        19,552
                                             =========     =========      =========     =========      =========     =========

    Diluted                                     19,389        20,202         19,527        20,085         19,871        20,073
                                             =========     =========      =========     =========      =========     =========

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 7

FINANCIAL INFORMATION BY COMPANY SEGMENTS
(Unaudited, $ in thousands)

                                                                                                                Trailing
                                                Three Months Ended             Nine Months Ended          Twelve Months Ended
                                                     March 31,                     March 31,                    March 31,
                                                2001           2000           2001          2000           2001           2000
                                             ---------      ---------      ---------      ---------      ---------      ---------
SALES
      Roofing Products                       $  65,693      $  80,479      $ 197,534      $ 232,248      $ 270,682      $ 311,551
      Electronics Manufacturing Services         6,820          7,743         23,556         26,752         29,830         33,576
      Industrial Products                        3,520          2,186          9,705          8,844         12,555         12,742
      Corporate & Eliminations                      30             40             89            129            119            176
                                             ---------      ---------      ---------      ---------      ---------      ---------
                                             $  76,063      $  90,448      $ 230,884      $ 267,973      $ 313,186      $ 358,045
                                             =========      =========      =========      =========      =========      =========

OPERATING PROFIT (LOSS)
      Roofing Products                       $   3,908      $  13,271      $  18,270      $  40,866      $  30,428      $  53,767
      Electronics Manufacturing Services           556          1,069          2,172          4,681          2,395          4,769
      Industrial Products                         (171)        (2,431)        (1,119)        (3,107)        (2,665)        (3,221)
      Corporate & Eliminations                  (1,888)        (2,070)        (6,328)        (4,842)        (6,702)        (5,526)
                                             ---------      ---------      ---------      ---------      ---------      ---------
                                             $   2,405      $   9,839      $  12,995      $  37,598      $  23,456      $  49,789
                                             =========      =========      =========      =========      =========      =========

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 8

CONDENSED BALANCE SHEET
(Unaudited, $ in thousands)

                                                           March 31,
ASSETS                                                 2001         2000
------                                               --------     --------
Cash and cash equivalents                            $  1,444     $  4,852
Receivables, net                                       63,333       78,647
Inventories                                            60,754       34,987
Deferred income taxes                                   3,032        2,371
Prepaid expenses and other                              8,191        2,936
                                                     --------     --------

      Total Current Assets                            136,754      123,793

Property, plant and equipment, net                    217,398      177,628
Other assets                                            2,838        2,651
                                                     --------     --------

      Total Assets                                   $356,990     $304,072
                                                     ========     ========


                                                           March 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                  2001          2000
------------------------------------                 --------     --------
Accounts payable and accrued liabilities             $ 42,011     $ 37,154
Current maturities on long-term debt                        0            0
                                                     --------     --------

      Total Current Liabilities                        42,011       37,154

Long-term debt, net                                   130,700       88,700
Deferred income taxes                                  23,259       19,642
Shareholders' equity                                  161,020      158,576
                                                     --------     --------

      Total Liabilities and Shareholders' Equity     $356,990     $304,072
                                                     ========     ========

PRESS RELEASE
Elcor Corporation
April 19, 2001
Page 9

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited, $ in thousands)

                                                           For the Nine Months Ended
                                                                   March 31,
                                                            2001               2000
                                                          --------           --------
CASH FLOWS FROM:
OPERATING ACTIVITIES
Net income                                                $  6,886           $ 23,691
Adjustments to net income
       Depreciation and amortization                        10,283              7,930
       Deferred income taxes                                 1,966              1,335
       Gain from involuntary conversion                          0             (1,292)
       Changes in assets and liabilities:
           Trade receivables                                 8,379             (5,781)
           Inventories                                     (19,789)            (9,217)
           Prepaid expenses and other                       (3,879)             4,398
           Accounts payable and accrued liabilities         (6,276)             3,270
                                                          --------           --------

Net cash from operations                                    (2,430)            24,334
                                                          --------           --------

INVESTING ACTIVITIES
       Additions to property, plant & equipment            (32,555)           (49,816)
       Insurance proceeds from involuntary conversion            0              2,310
       Other                                                    97                504
                                                          --------           --------

Net cash from investing activities                         (32,458)           (47,002)
                                                          --------           --------

FINANCING ACTIVITIES
       Long-term  borrowings, net                           39,400             25,700
       Dividends on common stock                            (2,897)            (2,936)
       Treasury stock transactions and other, net           (4,873)               570
                                                          --------           --------

Net cash from financing activities                          31,630             23,334
                                                          --------           --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (3,258)               666

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               4,702              4,186
                                                          --------           --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  1,444           $  4,852
                                                          ========           ========